JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

JPMORGAN CHASE REPORTS RECORD NET INCOME OF
$9.2 BILLION, OR $2.65 PER SHARE, FOR THE FIRST QUARTER OF 2019

FIRST QUARTER 2019 RESULTS1

ROE 16% ROTCE[2] 19%	Common equity Tier 1[3] 12.1%	Net payout LTM[4,5] 93%

Firmwide Metrics	■	Record reported revenue of $29.1 billion; managed revenue of $29.9 billion[2]
	■	Average core loans[2,6] ex-CIB, up 5% YoY and flat QoQ

CCB ROE 30%	■	Average core loans[2] up 4%; average deposits up 3%
	■	Client investment assets of $312 billion, up 13%
	■	Credit card sales volume[7] up 10%; merchant processing volume up 13%

CIB ROE 16%	■	Maintained #1 ranking for Global Investment Banking fees with 9.6% wallet share in 1Q19
	■	Debt underwriting revenue of $935 million, up 21%; Advisory revenue of $644 million, up 12%
	■	Total Markets revenue of $5.5 billion, down 17%, or down 10% adjusted[8]

CB ROE 19%	■	Record gross Investment Banking revenue of $818 million, up 44%
	■	Strong credit performance with net charge-offs of 2 bps

AWM ROE 25%	■	Average loan balances up 10%
	■	Assets under management (“AUM”) of $2.1 trillion, up 4%

Jamie Dimon, Chairman and CEO, commented on the financial results: “In the first quarter of 2019, we had record revenue and net income, strong performance across each of our major businesses and a more constructive environment. Even amid some global geopolitical uncertainty, the U.S. economy continues to grow, employment and wages are going up, inflation is moderate, financial markets are healthy and consumer and business confidence remains strong.”

Dimon added: “In Consumer & Community Banking, client investment assets topped $300 billion, with record new money driven by our physical and digital channels. Consumer spending remains robust with credit card sales and merchant processing volume up double digits. We continued to execute on our expansion plans, announcing 90 branches this year in new markets, and creating tremendous opportunities for each of our businesses to better serve our clients. Investment Banking results were strong – particularly in debt underwriting and advisory – as the Firm maintained its #1 rank in Global IB fees and Commercial Banking generated record gross IB revenue. As the environment stabilized, the Markets business performed solidly, although down from a particularly strong prior-year quarter. And Asset & Wealth Management grew AUM 4% with continued net long- term inflows.”

Dimon concluded: “JPMorgan Chase will continue to use its capital, people and expertise to drive great outcomes for our communities. This quarter alone, we announced two important programs that we believe will make a difference in the long run – first, a $350 million New Skills at Work commitment focused on preparing people to succeed in our transformed workplaces and in the changing global economy. And second, Advancing Black Pathways, which expands existing Firm commitments to help create economic opportunity for more black families, students, businesses, employees and communities, with the ultimate goal of bridging the racial wealth divide and making the Firm and the country better. Businesses, governments and communities need to work as partners and solve problems that help strengthen the economy for everyone’s benefit. We are dedicated to doing our part.”

FORTRESS PRINCIPLES

■	Book value per share of $71.78, up 6%; tangible book value per share[2] of $57.62, up 7%

■	Basel III common equity Tier 1 capital[3] of $186 billion and ratio[3] of 12.1%

■	Firm supplementary leverage ratio of 6.4%
OPERATING LEVERAGE

■	1Q19 reported expense of $16.4 billion; reported overhead ratio of 56%; managed overhead ratio[2] of 55%
CAPITAL DISTRIBUTED

■	$7.4 billion[5] distributed to shareholders in 1Q19
■ $4.7 billion of net repurchases and common dividend of $0.80 per share

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$529 billion of credit and capital[9] raised in 1Q19

■	$55 billion of credit for consumers

■	$7 billion of credit for U.S. small businesses

■	$196 billion of credit for corporations

■	$256 billion of capital raised for corporate clients and non-U.S. government entities

■	$15 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-2479
[1]Percentage comparisons noted in the bullet points are for the first quarter of 2019 versus the prior-year first quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting, and key performance measures, see page 6.
For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures and key performance measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the first quarter of 2019 versus the prior-year first quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis was $29.1 billion, $26.1 billion, and $27.9 billion for the first quarter of 2019, fourth quarter of 2018, and first quarter of 2018, respectively.

Results for JPM				4Q18		1Q18
($ millions, except per share data)	1Q19	4Q18	1Q18	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$29,851	$26,804	$28,520	$3,047	11%	$1,331	5%
Noninterest expense	16,395	15,720	16,080	675	4	315	2
Provision for credit losses	1,495	1,548	1,165	(53)	(3)	330	28
Net income	$9,179	$7,066	$8,712	$2,113	30%	$467	5%
Earnings per share	$2.65	$1.98	$2.37	$0.67	34%	$0.28	12%
Return on common equity	16%	12%	15%
Return on tangible common equity	19	14	19
Discussion of Results:
Net income was a record $9.2 billion, up 5%.
Net revenue of $29.9 billion was also a record, up 5%. Net interest income was $14.6 billion, up 8%, predominantly driven by the impact of higher rates, as well as balance sheet growth and mix. Noninterest revenue was $15.3 billion, up 1%. The prior year included $505 million of fair value gains related to the adoption of the recognition and measurement accounting guidance. Excluding these gains, noninterest revenue was up 5%, driven by higher auto lease income and investment banking fees, as well as the absence of net losses on investment securities and certain legacy private equity investments in the prior year, with lower Markets revenue more than offset by lower funding spreads on derivatives.
Noninterest expense was $16.4 billion, up 2%, driven by investments in the business, including technology, marketing, real estate and front office hires, as well as higher auto lease depreciation, partially offset by the absence of the prior-year FDIC surcharge and lower performance-based compensation.
The provision for credit losses was $1.5 billion, an increase of $330 million from the prior year. The increase was driven by the Wholesale portfolio, reflecting a net reserve build of $135 million on select Commercial & Industrial (C&I)10 client downgrades. This compares to a net reserve release of $170 million in the prior year driven by a single name in the Oil & Gas Portfolio.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q18		1Q18
($ millions)	1Q19	4Q18	1Q18	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$13,751	$13,695	$12,597	$56	—	$1,154	9%
Consumer & Business Banking	6,568	6,567	5,722	1	—	846	15
Home Lending	1,346	1,322	1,509	24	2	(163)	(11)
Card, Merchant Services & Auto	5,837	5,806	5,366	31	1	471	9
Noninterest expense	7,211	7,065	6,909	146	2	302	4
Provision for credit losses	1,314	1,348	1,317	(34)	(3)	(3)	—
Net income	$3,963	$4,028	$3,326	$(65)	(2)%	$637	19%
Discussion of Results:
Net income was $4.0 billion, an increase of 19%. Net revenue was $13.8 billion, an increase of 9%.
Consumer & Business Banking net revenue was $6.6 billion, up 15%, predominantly driven by higher net interest income as a result of higher deposit margins and balance growth. Home Lending net revenue was $1.3 billion, down 11%, driven by lower net servicing revenue. Card, Merchant Services & Auto net revenue was $5.8 billion, up 9%, driven by higher Card net interest income on loan growth and margin expansion, and higher auto lease volumes.
Noninterest expense was $7.2 billion, up 4%, driven by technology, marketing and other investments in the business, as well as higher auto lease depreciation, partially offset by expense efficiencies and the absence of the prior-year FDIC surcharge.
The provision for credit losses was $1.3 billion, flat compared with the prior year, as lower net charge-offs in Home Lending and Auto were offset by higher net charge-offs in Card, driven by loan growth.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				4Q18		1Q18
($ millions)	1Q19	4Q18	1Q18	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$9,848	$7,237	$10,483	$2,611	36%	$(635)	(6)%
Banking	3,232	3,281	3,005	(49)	(1)	227	8
Markets & Investor Services	6,616	3,956	7,478	2,660	67	(862)	(12)
Noninterest expense	5,453	4,681	5,659	772	16	(206)	(4)
Provision for credit losses	87	82	(158)	5	6	245	NM
Net income	$3,251	$1,975	$3,974	$1,276	65%	$(723)	(18)%
Discussion of Results:
Net income was $3.3 billion, a decrease of 18%. Net revenue was $9.8 billion, a decrease of 6%.
Banking revenue was $3.2 billion, up 8%. Investment Banking revenue was $1.7 billion, up 10%, with overall share gains, predominantly reflecting higher debt underwriting and advisory fees, partially offset by lower equity underwriting fees. Treasury Services revenue was $1.1 billion, up 3%, driven by balance and fee growth, partially offset by deposit margin compression. Lending revenue was $340 million, up 13%, driven by higher net interest income.
Markets & Investor Services revenue was $6.6 billion, down 12%. Markets revenue of $5.5 billion was down 17%, on lower Fixed Income and Equities Markets revenue. The prior year included approximately $500 million of fair value gains related to the adoption of the recognition and measurement accounting guidance. Excluding these gains, total Markets revenue was down 10%, Fixed Income Markets revenue was down 8%, and Equity Markets revenue was down 13%. Fixed Income Markets revenue of $3.7 billion reflected lower revenue in Currencies & Emerging Markets and Rates, driven by lower client activity compared to the prior year, which benefited from strong performance. This decline was partially offset by improved performance in Credit Trading and Commodities from higher client flows. Compared to a strong prior year, Equity Markets revenue of $1.7 billion, reflected lower client activity, predominantly in derivatives. Securities Services revenue was $1.0 billion, down 4%, predominantly driven by fee and deposit margin compression, lower market levels and the impact of a business exit, largely offset by increased client activity. Credit Adjustments & Other was a gain of $136 million, reflecting lower funding spreads on derivatives.
Noninterest expense was $5.5 billion, down 4% driven by lower performance-based compensation and the absence of the prior-year FDIC surcharge, partially offset by higher investments in technology.
The provision for credit losses was an expense of $87 million, largely driven by reserve builds related to select C&I10 client downgrades, compared with a benefit of $158 million in the prior year driven by a reserve release in the Oil & Gas portfolio related to a single name.

COMMERCIAL BANKING (CB)

Results for CB				4Q18		1Q18
($ millions)	1Q19	4Q18	1Q18	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,338	$2,306	$2,166	$32	1%	$172	8%
Noninterest expense	873	845	844	28	3	29	3
Provision for credit losses	90	106	(5)	(16)	(15)	95	NM
Net income	$1,053	$1,036	$1,025	$17	2%	$28	3%
Discussion of Results:
Net income was $1.1 billion, an increase of 3%.
Net revenue was $2.3 billion, up 8%, driven by a number of large investment banking transactions and higher deposit margins, which were partially offset by lower deposit balances.
Noninterest expense was $873 million, up 3%, driven by investments in banker coverage and technology.
The provision for credit losses was $90 million, predominantly driven by reserve builds related to select C&I10 client downgrades.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				4Q18		1Q18
($ millions)	1Q19	4Q18	1Q18	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,489	$3,439	$3,506	$50	1%	$(17)	—%
Noninterest expense	2,647	2,621	2,581	26	1	66	3
Provision for credit losses	2	13	15	(11)	(85)	(13)	(87)
Net income	$661	$604	$770	$57	9%	$(109)	(14)%
Discussion of Results:
Net income was $661 million, a decrease of 14%.
Net revenue of $3.5 billion was flat, with lower management fees due to lower average market levels, and lower brokerage activity, offset by higher investment valuation gains.
Noninterest expense was $2.6 billion, an increase of 3%, predominantly driven by continued investments in the business, and other headcount related costs, partially offset by lower external fees.
Assets under management were $2.1 trillion, up 4%, predominantly driven by net inflows into liquidity and long-term products.

CORPORATE

Results for Corporate				4Q18		1Q18
($ millions)	1Q19	4Q18	1Q18	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$425	$127	$(232)	$298	235%	$657	NM
Noninterest expense	211	508	87	(297)	(58)	124	143
Provision for credit losses	2	(1)	(4)	3	NM	6	NM
Net income/(loss)	$251	$(577)	$(383)	$828	NM	$634	NM
Discussion of Results:
Net income was $251 million, compared with a net loss of $383 million in the prior year.
Net revenue was $425 million, compared with a net loss of $232 million in the prior year. This increase was driven by higher net interest income on higher rates, as well as the absence of net losses on investment securities.
Noninterest expense of $211 million included a contribution to the JPMorgan Chase Foundation of $100 million.

JPMorgan Chase & Co.
News Release

2. Notes on non-GAAP financial measures and key performance measures:
Notes on non-GAAP financial measures

a.
In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $71.78, $70.35 and $67.59 at March 31, 2019, December 31, 2018, and March 31, 2018, respectively. TCE, ROTCE, and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

Notes on key performance measures

c.
Core loans represent loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

JPMorgan Chase & Co.
News Release

Additional notes:

3.
The Basel III regulatory capital, risk-weighted assets and capital ratios became fully phased-in (“FPI”) effective January 1, 2019. The capital adequacy of the Firm is evaluated against the FPI measures under Basel III and represents the lower of the Standardized or Advanced approaches. For additional information on these measures, see Capital Risk Management on pages 85-94 of the Firm’s 2018 Form 10-K.

4.	Last twelve months (“LTM”).

5.	Net of stock issued to employees.

6.	Firmwide average core loans across all businesses, up 6% YoY and 1% QoQ.

7.	Excludes Commercial Card.

8.
Effective January 1, 2018, the Firm adopted several new accounting standards, including the recognition and measurement of financial assets. The adoption of the recognition and measurement guidance resulted in approximately $500 million of fair value gains on certain equity investments previously held at cost. Adjusted Markets revenue for 2018 excludes these fair value gains.

9.
Credit provided to clients represents new and renewed credit, including loans and commitments. Credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. Credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

10.	Commercial and Industrial groupings are generally based on client segments and do not align with regulatory definitions.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.7 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, April 12, 2019, at 8:30 a.m. (Eastern) to present first quarter 2019 financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on April 12, 2019, through midnight, April 26, 2019, by telephone at (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID # 7894237. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.